Exhibit 99.3

For Information: Valerie L. Gerard - Senior Vice President - Investor Relations
                 (973) 422-3284
                      or
                 Kelley Gipson - Executive Vice President - Corporate Marketing
                 (973) 422-3235

CIT ANNOUNCES DILUTED EPS OF $0.82 FOR THE QUARTER, UP 26% FROM LAST YEAR

o     Return on tangible equity at 13.7%, up from 11.6% a year ago

o     Credit performance continues to improve

o     Net income improves in all segments

o     Focused capital discipline drives portfolio initiatives

      NEW YORK, July 22, 2004 - CIT Group Inc. (NYSE: CIT) today reported net income of $176.6 million for the second quarter, an increase from $136.9 million. Diluted earnings per share were $0.82 for the quarter, up 26% over last year. Net income for the six months ended June 30, 2004 totaled $365.9 million (diluted EPS $1.70), up from $263.9 million (diluted EPS $1.24) last year. Return on tangible equity increased to 13.7% for the second quarter from 11.6% last year.

      "Our second quarter results reflect the power and potential of CIT's diverse business franchises," said Albert R. Gamper Jr., Chairman. "The underlying business dynamics were strong as we enjoyed higher volume in many businesses, good credit quality across the board and improving returns."

      "We continue to reposition our capital for higher returns. During the quarter, we sold our test equipment rental business, sold most of our direct venture capital investment portfolio and accelerated the liquidation of the marine and recreational vehicle portfolios," said Jeffrey M. Peek, President and CEO. "Additionally, we completed the purchase of the GATX technology portfolio and had significant improvement in volumes and profitability in Equipment Finance. We continue to build momentum and make significant progress toward our profitability target."

Financial Highlights:

Portfolio and Managed Assets

      Total financing and leasing portfolio assets grew to $41.4 billion at June 30, 2004, up 10% from $37.5 billion last year and up slightly from $41.0 billion at March 31, 2004. The quarter included the $520 million GATX technology portfolio acquisition, offset by sales of a $100 million test equipment rental portfolio, $20 million of residual assets in Argentina and approximately $70 million of the direct venture capital portfolio. The quarter also included a higher level of loan syndications.

      Managed assets were $49.9 billion at June 30, 2004, versus $47.9 billion last year and $50.1 billion at March 31, 2004. The reduction in managed assets from last quarter reflects the above-mentioned sales as well as a lower level of factoring receivables due to seasonality and higher prepayments. Securitized receivables (receivables we have previously securitized with servicing retained) decreased to $8.4 billion from $10.4 billion last year and $9.1 billion last quarter, due to the continuation of home equity receivable funding on balance sheet and a lower level of vendor finance securitizations. Liquidating portfolios declined to $814 million (including approximately $110 million recreational vehicle and marine portfolios which are included in assets held for sale at June 30) from $874 million at March 31, 2004.

      Origination volume for the quarter and the six months, excluding factoring, increased 8% and 12% from the prior year. Volume was strong in the vendor programs, home equity and international business of Specialty Finance, and in the Equipment Finance segment.

Net Finance and Risk Adjusted Margin

      Net finance margin was 3.99% of average earning assets ("AEA"), an improvement of 26 basis points from the prior year quarter. The stronger margin was principally fueled by lower borrowing costs, as interest expense declined to 3.16% of AEA from 3.78% during the prior year quarter and 3.23% last quarter. The current quarter also benefited from income on a higher level of prepayment activity. Compressed operating lease margins, primarily within the aerospace portfolio due to increased depreciation on older leased aircraft that are no longer manufactured, partially offset this improvement. For the six months ended June 30, 2004, net finance margin was 4.00%, an improvement of 37 basis points from the year earlier period.

      Risk adjusted margin (net finance margin after provision for credit losses) was 3.30%, up 70 basis points from the prior year quarter, as lower charge-offs contributed to the improvement. Year to date, risk adjusted margin was 3.19%, up 72 basis points.

Credit Quality

      Credit performance continued to improve with lower charge-offs and declines in both delinquencies and non-performing assets for the seventh consecutive quarter. Total 60+ day owned delinquencies declined to $571 million (1.79% of finance receivables) at June 30, 2004, from $609 million (1.89%) last quarter and $926 million (3.26%) last year. Delinquencies improved across all commercial segments including continued reductions in Equipment Finance and the telecommunications portfolio. Year over year, delinquencies were down in all segments. Managed 60+ day delinquencies also decreased, ending the current quarter at $869 million (2.08%), down from $928 million (2.20%) at March 31, 2004 and $1.278 billion (3.20%) a year ago.

      Non-performing assets (non-accrual loans plus repossessed assets) declined to $562 million (1.77% of finance receivables) from $667 million (2.07%) at March 31, 2004 and $941 million (3.31%) last year, due to improvements in all segments.

      Charge-offs for the quarter fell from both last quarter and last year as virtually all business segments improved. Current quarter net charge-offs also included a higher level of recoveries. The following tables provide additional charge-off data as a percentage of average finance receivables. Prior period balances have been restated to conform to current presentation. ($ in millions):

                                                                                   Quarter Ended June 30, 2004
                                                               --------------------------------------------------------------------
                                                                                      Before Liquidating and       Liquidating and
                                                                      Total             Telecommunications       Telecommunications
                                                               -------------------    ----------------------     ------------------
Specialty Finance--- commercial                                $ 13.2        0.73%      $ 13.6        0.75%      $ (0.4)         --
Commercial Finance                                               28.2        0.97%        11.3        0.40%        16.9       14.96%
Equipment Finance                                                15.5        0.99%        13.9        0.90%         1.6        4.67%
Capital Finance                                                   6.5        0.96%         6.5        0.96%          --          --
                                                               ------                   ------                   ------
     Total Commercial Segments                                   63.4        0.91%        45.3        0.66%        18.1       12.16%
Specialty Finance---consumer                                     20.2        1.94%        10.1        1.15%        10.1        5.59%
                                                               ------                   ------                   ------
     Total                                                     $ 83.6        1.04%      $ 55.4        0.72%      $ 28.2        8.53%
                                                               ======                   ======                   ======

                                                                                     Quarter Ended June 30, 2003
                                                               ---------------------------------------------------------------------
Specialty Finance--- commercial                                $ 23.9        1.33%      $ 23.9        1.33%      $   --          --
Commercial Finance                                               29.9        1.18%        18.6        0.78%        11.3        7.13%
Equipment Finance                                                38.6        2.51%        26.1        1.82%        12.5       12.00%
Capital Finance                                                    --          --           --          --           --          --
                                                               ------                   ------                   ------
     Total Commercial Segments                                   92.4        1.40%        68.6        1.09%        23.8        8.87%
Specialty Finance---consumer                                     16.0        2.62%         9.9        2.43%         6.1        3.01%
                                                               ------                   ------                   ------
     Total                                                     $108.4        1.51%      $ 78.5        1.17%      $ 29.9        6.33%
                                                               ======                   ======                   ======

                                                                                   Six Months Ended June 30, 2004
                                                               --------------------------------------------------------------------
                                                                                      Before Liquidating and       Liquidating and
                                                                      Total             Telecommunications       Telecommunications
                                                               -------------------    ----------------------     ------------------
Specialty Finance--- commercial                                $ 35.2        0.98%      $ 35.1        0.98%      $  0.1        9.00%
Commercial Finance                                               54.6        0.94%        24.0        0.43%        30.6       12.49%
Equipment Finance                                                41.8        1.33%        34.9        1.14%         6.9        8.87%
Capital Finance                                                  14.4        1.06%        14.4        1.06%          --          --
                                                               ------                   ------                   ------
     Total Commercial Segments                                  146.0        1.05%       108.4        0.80%        37.6       11.60%
Specialty Finance---consumer                                     36.9        1.88%        20.3        1.28%        16.6        4.45%
                                                               ------                   ------                   ------
     Total                                                     $182.9        1.15%      $128.7        0.85%      $ 54.2        7.78%
                                                               ======                   ======                   ======

                                                                                   Six Months Ended June 30, 2003
                                                               --------------------------------------------------------------------
Specialty Finance--- commercial                                $ 54.9        1.53%      $ 54.5        1.52%      $  0.4        7.84%
Commercial Finance                                               55.0        1.12%        35.2        0.76%        19.8        6.15%
Equipment Finance                                                76.7        2.45%        55.8        1.92%        20.9        8.94%
Capital Finance                                                   7.1        0.49%         1.8        0.10%         5.3          --
                                                               ------                   ------                   ------
     Total Commercial Segments                                  193.7        1.48%       147.3        1.18%        46.4        8.08%
Specialty Finance---consumer                                     29.0        2.53%        16.5        2.23%        12.5        3.05%
                                                               ------                   ------                   ------
     Total                                                     $222.7        1.56%      $163.8        1.23%      $ 58.9        5.99%
                                                               ======                   ======                   ======

      The components of the reserve for credit losses are shown in the following table ($ in millions):

                                                                 June 30, 2004            March 31, 2004           June 30, 2003
                                                              --------------------     --------------------     --------------------
                                                               Amount         %         Amount         %         Amount         %
                                                              --------      ------     --------     -------     --------      ------
Finance receivables                                            $544.1        1.73%      $531.4        1.68%      $491.8        1.78%
Telecommunications (1)                                           76.9       18.20%        92.8       18.56%       128.1       19.77%
Argentina (2)                                                      --          --         12.5       69.83%       135.0       80.36%
                                                               ------                   ------                   ------
Total                                                          $621.0        1.95%      $636.7        1.98%      $754.9        2.66%
                                                               ======                   ======                   ======

--------------------------------------------------------------------------------
(1) Percentage is based on finance receivables in telecommunications portfolio.

(2)   Percentage is based on finance receivables in Argentina.

      Total reserves declined due to the sale of remaining Argentine receivables and $15.9 million in telecommunications charge-offs. The telecommunications portfolio totaled $422.6 million, including the competitive local exchange carrier ("CLEC") exposure of $159.0 million at June 30, 2004. Total telecommunications non-performing accounts were $48.5 million, compared to $65.7 million last quarter. CLEC non-performing accounts were $21.6 million, compared to $34.4 million at March 31, 2004.

Other Revenue

      For the quarter, other revenue totaled $233.5 million, compared to $229.7 million for the prior year. Fees and other income for the quarter included increased fees related to syndication activity done in Capital Finance principally for risk management purposes. This was offset in part by a pretax charge of $11.9 million to reduce approximately $120 million of recreational vehicle and marine assets to estimated fair market value following the decision this quarter to pursue a more rapid liquidation of these portfolios. The sale of the test equipment rental business resulted in a $13.1 million pre-tax gain. Factoring commissions continue to outpace the prior year benefiting from the late 2003 acquisitions. Year to date other revenue totaled $463.9 million, compared to $469.6 million for the year ago period, principally due to lower securitization income.

      During the quarter, securitization volume was down significantly from the prior year, $0.8 billion compared with $1.7 billion, as both commercial and consumer securitization volume declined. As a result, securitization gains dropped to $11.9 million, 4.1% of pretax income, from $33.8 million, 14.8%.

Salaries and General Operating Expenses

      Salaries and general operating expenses were $260.3 million for the quarter, up from $220.7 million for the June 30, 2003 quarter. The increase was primarily the result of higher incentive-based compensation, employee separation costs related to business realignments, and acquisition activities. Expenses as a percentage of average managed assets were 2.23% during the June 30, 2004 quarter (2.19% for the six months), versus 1.93% for the prior year quarter (1.97% for the prior year six months). Headcount totaled approximately 5,705 at June 30, 2004, down from 5,845 at June 30, 2003, reflecting the sale of the test equipment rental business at the end of the quarter. For the six months, expenses were $507.6 million for 2004, up from $446.3 million for 2003.

Profitability

      Return on average earning assets improved to 1.86% from 1.53% in the last year quarter and to 1.95% from 1.50% for the six months. The return on average managed assets improved to 1.52% from 1.20% for the quarter and to 1.58% from 1.16% for the six months.

Results by Business Segment

      During the quarter, we combined our Capital Finance and Structured Finance businesses and moved the communications and media portfolios from Structured Finance to Commercial Finance to better align with the marketplace and to improve efficiency. Prior period balances have been restated to conform to current presentation.

      The following tables provide individual segment data ($ in millions):

Specialty Finance

                                                                     Quarters Ended June 30,              Six Months Ended June 30,
                                                                   ---------------------------           ---------------------------
                                                                     2004               2003               2004               2003
                                                                   --------           --------           --------           --------
Operating margin                                                   $  230.3           $  204.4           $  458.4           $  394.9
Income before provision for income tax                             $  124.6           $  103.2           $  247.5           $  188.8
New business volume                                                $3,278.3           $2,937.3           $6,854.2           $6,010.3

      Specialty Finance operating margin improved due to higher asset levels, lower funding costs and lower charge-offs with improved profitability most notable in the small ticket leasing businesses. Specialty Finance return on AEA improved to 2.43% and 2.44% for the quarter and six months ended June 30, 2004, up from 2.07% and 1.91% for the prior year periods. The gain on the sale of the technology rental business was essentially offset by the previously mentioned write-down to fair value of the recreation vehicle and marine portfolio receivables. New business volume increased from the prior year primarily in vendor finance and from bulk receivable purchases in the consumer and international units.

Commercial Finance

                                                                     Quarters Ended June 30,              Six Months Ended June 30,
                                                                   ---------------------------           ---------------------------
                                                                     2004               2003               2004               2003
                                                                   --------           --------           --------           --------
Operating margin                                                   $  164.5           $  146.1           $  321.5           $  287.1
Income before provision for income tax                             $  114.6           $  103.3           $  224.1           $  200.8
New business volume                                                $  778.4           $  968.6           $1,445.6           $1,385.8

      During the quarter, the communications and media assets (approximately $1.3 billion) of the former Structured Finance segment were transferred to this segment. Profitability was strong largely due to syndication activity in the media portfolio. Commercial Finance improvements reflected continued strong asset-based lending volume coupled with increased factoring activity resulting from acquisitions and lower charge-offs in both asset-based lending and factoring. These improvements were partially offset by lower fees and other income in the asset-based lending unit compared to the prior year. Return on AEA continued to be strong at 3.47% and 3.43% for the quarter and six months ended June 30, 2004, up from 3.25% and 3.24% for the prior year periods.

Equipment Finance

                                                                     Quarters Ended June 30,              Six Months Ended June 30,
                                                                   ---------------------------           ---------------------------
                                                                     2004               2003               2004               2003
                                                                   --------           --------           --------           --------
Operating margin                                                   $   52.7           $   35.8           $  100.0           $   76.0
Income before provision for income tax                             $   30.0           $   13.0           $   55.0           $   30.5
New business volume                                                $1,049.2           $  857.5           $1,971.3           $1,686.4

      Equipment Finance operating margin and pretax profitability improvements reflected lower charge-offs, improved margins and higher equipment gains. Return on AEA was 1.06% and 0.97% for the quarter and six months, up from 0.46% and 0.53% for the prior year periods, as profitability improvement was broad-based across business lines in both the U.S. and Canada. New business volume increased primarily in the U.S., reflecting improvement in the construction, industrial and corporate aircraft sectors.

Capital Finance

                                                                     Quarters Ended June 30,              Six Months Ended June 30,
                                                                   ---------------------------           ---------------------------
                                                                     2004               2003               2004               2003
                                                                   --------           --------           --------           --------
Operating margin                                                   $   80.1           $   49.0           $  140.2           $   95.1
Income before provision for income tax                             $   49.4           $   26.6           $   83.7           $   50.4
New business volume                                                $  487.5           $  474.3           $  650.1           $  766.0

      The stronger operating margin and pre-tax income resulted primarily from higher assets, increased prepayment and syndication fees and lower charge-offs.

Partially offsetting this improvement was additional depreciation expense of approximately $15 million to reduce certain older leased aircraft to estimated fair value. Return on AEA was 1.36% and 1.16% for the quarter and six months ended June 30, 2004, up from 0.77% and 0.75% for the prior year periods. New business volume was down primarily due to lower aircraft delivery fundings. All remaining 2004 aircraft deliveries have been placed. At June 30, 2004, three commercial aircraft (all covered by signed letters of intent) were off lease, compared to four at March 31, 2004.

Corporate and Other

                                                                    Quarters Ended June 30,              Six Months Ended June 30,
                                                                  ---------------------------           ---------------------------
                                                                    2004               2003               2004               2003
                                                                  --------           --------           --------           --------
Operating margin                                                  $   22.1           $   14.2           $   45.5           $   34.6
(Loss) before income tax                                          $  (29.2)          $  (17.3)          $  (10.5)          $  (29.1)

      Corporate and Other reflects certain interest and other operating expenses not allocated to business segments, venture capital activities, as well as the first quarter 2004 gain on debt redemption.

Funding and Liquidity

      Commercial paper was $4.2 billion, down from $4.6 billion at June 30, 2003 and $4.8 billion in the prior quarter. Term-debt issued during the quarter totaled $3.4 billion - $2.7 billion in variable-rate, medium-term notes and $0.7 billion in fixed-rate notes.

Capitalization and Leverage

      The ratio of tangible equity to managed assets improved to 10.89% as of June 30, 2004, compared to 10.69% at March 31, 2004 and 10.50% last year, as the internal capital generation ratio remained strong for the quarter. Treasury stock increased to $33 million in connection with the share repurchase program announced last quarter.

Conference Call and Webcast:

      We will discuss this quarter's results, as well as on-going strategy, on a conference call today at 11:00 am (EDT). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning no later than three hours after the conclusion of the call until 11:59 pm (EDT) July 28, 2004, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 8398137, or at the following website: http://ir.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and applies its financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 5,800 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

                                       ###

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
        For the Three and Six Month Periods Ended June 30, 2004 and 2003
                  (dollars in millions, except per share data)

                                                                         Quarters Ended                       Six Months Ended
                                                            -----------------------------------------    --------------------------
                                                             June 30,       March 31,       June 30,       June 30,       June 30,
                                                               2004           2004           2003           2004           2003
                                                            -----------    -----------    -----------    -----------    -----------
Finance income                                              $     915.2    $     902.9    $     943.2    $   1,818.1    $   1,882.4
Interest expense                                                  300.0          298.0          337.8          598.0          692.5
                                                            -----------    -----------    -----------    -----------    -----------
Net finance income                                                615.2          604.9          605.4        1,220.1        1,189.9
Depreciation on operating lease equipment                         236.3          234.5          272.9          470.8          551.7
                                                            -----------    -----------    -----------    -----------    -----------
Net finance margin                                                378.9          370.4          332.5          749.3          638.2
Provision for credit losses                                        65.7           85.6          100.6          151.3          203.6
                                                            -----------    -----------    -----------    -----------    -----------
Net finance margin after provision for credit losses              313.2          284.8          231.9          598.0          434.6
Other revenue(1)                                                  233.5          230.4          229.7          463.9          469.6
Gain (loss) on venture capital investments                          3.0            0.7          (12.1)           3.7          (16.5)
                                                            -----------    -----------    -----------    -----------    -----------
Operating margin                                                  549.7          515.9          449.5        1,065.6          887.7

Salaries and general operating expenses                           260.3          247.3          220.7          507.6          446.3

Gain on redemption of debt                                           --           41.8             --           41.8             --
                                                            -----------    -----------    -----------    -----------    -----------

Income before provision for income taxes                          289.4          310.4          228.8          599.8          441.4
Provision for income taxes                                       (112.8)        (121.1)         (89.2)        (233.9)        (172.1)
Dividends on preferred capital securities, after tax                 --             --           (2.7)            --           (5.4)
                                                            -----------    -----------    -----------    -----------    -----------
Net income(2)                                               $     176.6    $     189.3    $     136.9    $     365.9    $     263.9
                                                            ===========    ===========    ===========    ===========    ===========

Earnings per share
Basic earnings per share                                    $      0.83    $      0.89    $      0.65    $      1.73    $      1.25
Diluted earnings per share                                  $      0.82    $      0.88    $      0.65    $      1.70    $      1.24
Number of shares -basic (thousands)                             211,532        211,839        211,588        211,685        211,581
Number of shares -diluted (thousands)                           215,359        215,809        212,066        215,584        211,975

Certain prior period balances have been reclassified to conform to current period presentation. Certain debt related costs totaling $6.7 million and $14.7 million for the quarter and six months ended June 30, 2003, have been reclassified to interest expense from operating expenses.

                                                                         Quarters Ended                       Six Months Ended
                                                            -----------------------------------------    --------------------------
                                                             June 30,       March 31,      June 30,       June 30,        June 30,
(1) Other Revenue                                              2004           2004           2003           2004           2003
                                                            -----------    -----------    -----------    -----------    -----------
Fees and other income                                       $     141.0    $     126.7    $     134.6    $     267.7    $     279.3
Factoring commissions                                              53.5           55.0           44.8          108.5           91.7
Gains on sales of leasing equipment                                27.1           27.3           16.5           54.4           34.1
Gains on securitizations                                           11.9           21.4           33.8           33.3           64.5
                                                            -----------    -----------    -----------    -----------    -----------
Total other revenue                                         $     233.5    $     230.4    $     229.7    $     463.9    $     469.6
                                                            ===========    ===========    ===========    ===========    ===========

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales. Prior period balances have been conformed to current year presentation to show venture capital gains and losses seperately.

                                                                         Quarters Ended                       Six Months Ended
                                                            -----------------------------------------    --------------------------
                                                             June 30,       March 31,      June 30,       June 30,        June 30,
(2) Net income (loss) by segment                               2004           2004           2003           2004           2003
                                                            -----------    -----------    -----------    -----------    -----------
Specialty Finance                                           $      81.7    $      78.2    $      63.0    $     159.9    $     115.2
Commercial Finance                                                 71.2           68.1           63.0          139.3          122.5
Equipment Finance                                                  18.3           15.2            7.9           33.5           18.6
Capital Finance                                                    31.2           21.6           16.4           52.8           30.9
                                                            -----------    -----------    -----------    -----------    -----------
     Total Segments                                               202.4          183.1          150.3          385.5          287.2
Corporate, including certain charges                              (25.8)           6.2          (13.4)         (19.6)         (23.3)
                                                            -----------    -----------    -----------    -----------    -----------
     Total                                                  $     176.6    $     189.3    $     136.9    $     365.9    $     263.9
                                                            ===========    ===========    ===========    ===========    ===========

Net income for Capital Finance includes the results of the former Structured Finance except for the results relating to the communications and media portfolio, which are reflected in Commercial Finance.

                         CIT GROUP INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                        June 30,    December 31,
                                                          2004          2003
                                                       ---------    -----------
ASSETS
Financing and leasing assets:
   Finance receivables                                 $31,828.6      $31,300.2
   Reserve for credit losses                              (621.0)        (643.7)
                                                       ---------      ---------
   Net finance receivables                              31,207.6       30,656.5
   Operating lease equipment, net                        7,838.8        7,615.5
   Finance receivables held for sale                     1,595.2          918.3
Cash and cash equivalents                                1,777.7        1,973.7
Retained interest in securitizations                     1,242.2        1,380.8
Goodwill and intangible assets                             516.4          487.7
Other assets (1)                                         2,504.6        3,310.3
                                                       ---------      ---------
Total Assets                                           $46,682.5      $46,342.8
                                                       =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                    $ 4,170.4      $ 4,173.9
   Variable-rate senior notes                           10,931.6        9,408.4
   Fixed-rate senior notes                              19,330.3       19,830.8
   Preferred capital securities                            254.6          255.5
                                                       ---------      ---------
Total debt                                              34,686.9       33,668.6
Credit balances of factoring clients                     3,292.1        3,894.6
Accrued liabilities and payables                         2,973.6        3,346.4
                                                       ---------      ---------
Total Liabilities                                       40,952.6       40,909.6

Minority interest                                           38.1           39.0
Stockholders' Equity:
   Common stock                                              2.1            2.1
   Paid-in capital                                      10,672.2       10,677.0
   Accumulated deficit                                  (4,831.8)      (5,141.8)
   Accumulated other comprehensive loss                   (118.1)        (141.6)
Less: Treasury stock, at cost                              (32.6)          (1.5)
                                                       ---------      ---------
Total Stockholders' Equity                               5,691.8        5,394.2
                                                       ---------      ---------
Total Liabilities and Stockholders' Equity             $46,682.5      $46,342.8
                                                       =========      =========

(1) Other Assets primarily include the following at June 30, 2004: $0.6 billion of investments in and receivables from joint ventures and non-consolidated subsidiaries, $0.3 billion of accrued interest and receivables from derivative counterparties, $0.3 billion of deposits on flight equipment, $0.2 billion of equity investments, $0.1 billion of repossessed and off-lease equipment and $0.1 billion of prepaid expenses. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                June 30,   March 31,    June 30,
                                                  2004       2004         2003
                                               ---------   ---------   ---------
Specialty Finance Segment
   Commercial
        Finance receivables                    $ 7,441.6   $ 7,135.6   $ 6,975.4
        Operating lease equipment, net           1,084.0       919.1     1,171.2
        Finance receivables held for sale        1,053.0       737.1       622.6
                                               ---------   ---------   ---------
          Owned assets                           9,578.6     8,791.8     8,769.2
        Finance receivables securitized
          and managed by CIT                     3,480.2     3,769.0     3,473.9
                                               ---------   ---------   ---------
          Managed assets                        13,058.8    12,560.8    12,243.1
                                               ---------   ---------   ---------
   Consumer
        Finance receivables - home equity        3,377.2     3,140.4     1,502.1
        Finance receivables - other                857.8       965.9       934.5
        Finance receivables held for sale          265.1       150.0       395.0
                                               ---------   ---------   ---------
          Owned assets                           4,500.1     4,256.3     2,831.6
        Home equity finance receivables
          securitized and managed by CIT         1,487.9     1,651.9     2,276.7
        Other finance receivables
          securitized and managed by CIT           528.0       593.6       786.0
                                               ---------   ---------   ---------
          Managed assets                         6,516.0     6,501.8     5,894.3
                                               ---------   ---------   ---------

Commercial Finance Segment
   Commercial Services
        Finance receivables                      5,808.6     6,450.0     4,766.3
   Business Credit
        Finance receivables                      5,409.1     5,202.7     5,454.1
                                               ---------   ---------   ---------
          Owned assets                          11,217.7    11,652.7    10,220.4
                                               ---------   ---------   ---------

Equipment Finance Segment
        Finance receivables                      6,285.3     6,367.0     6,014.6
        Operating lease equipment, net             380.6       385.6       504.0
        Finance receivables held for sale          181.6       119.1       192.4
                                               ---------   ---------   ---------
          Owned assets                           6,847.5     6,871.7     6,711.0
        Finance receivables securitized
          and managed by CIT                     2,904.9     3,052.5     3,819.9
                                               ---------   ---------   ---------
          Managed assets                         9,752.4     9,924.2    10,530.9
                                               ---------   ---------   ---------

Capital Finance Segment
        Finance receivables                      2,649.0     2,925.8     2,766.6
        Operating lease equipment, net           6,374.2     6,271.5     5,884.8
        Finance receivables held for sale           95.5          --          --
                                               ---------   ---------   ---------
          Owned assets                           9,118.7     9,197.3     8,651.4
                                               ---------   ---------   ---------

Other - Equity Investments                         190.9       251.8       325.4
                                               ---------   ---------   ---------

Total
        Finance receivables                    $31,828.6   $32,187.4   $28,413.6
        Operating lease equipment, net           7,838.8     7,576.2     7,560.0
        Finance receivables held for sale        1,595.2     1,006.2     1,210.0
                                               ---------   ---------   ---------
          Financing and leasing assets
            excl equity investments             41,262.6    40,769.8    37,183.6
        Equity investments (included in
          other assets)                            190.9       251.8       325.4
                                               ---------   ---------   ---------
          Owned assets                          41,453.5    41,021.6    37,509.0
        Finance receivables securitized
          and managed by CIT                     8,401.0     9,067.0    10,356.5
                                               ---------   ---------   ---------
          Managed assets                       $49,854.5   $50,088.6   $47,865.5
                                               =========   =========   =========

During the June 2004 quarter, $3.1 billion assets of the former Structured Finance segment were transferred: $1.8 billion to Capital Finance and $1.3 billion to Business Credit. All historical balances have been restated to reflect this realignment.

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                        For the Quarters Ended
                                                                    ----------------------------------------------------------------
                                                                        June 30, 2004        March 31, 2004       June 30, 2003
                                                                        $           %         $           %        $            %
                                                                    ----------------------------------------------------------------
Net Credit Losses - Owned as a Percentage of Average
Finance Receivables
        Specialty Finance - Commercial                               $ 13.2       0.73%    $ 22.0       1.24%    $ 23.9        1.33%
        Commercial Finance(1)                                          28.2       0.97%      26.4       0.91%      29.9        1.18%
        Equipment Finance                                              15.5       0.99%      26.3       1.67%      38.6        2.51%
        Capital Finance(1)                                              6.5       0.96%       7.9       1.16%        --          --
                                                                     ------                ------                ------
          Total Commercial                                             63.4       0.91%      82.6       1.19%      92.4        1.40%
        Specialty Finance - Consumer                                   20.2       1.94%      16.7       1.84%      16.0        2.62%
                                                                     ------                ------                ------
        Total                                                        $ 83.6       1.04%    $ 99.3       1.26%    $108.4        1.51%
                                                                     ======                ======                ======

                                                                             For the Six Months Ended
                                                                    -----------------------------------------
                                                                        June 30, 2004         June 30, 2003
                                                                        $           %         $          %
                                                                    -----------------------------------------
        Specialty Finance - Commercial                               $ 35.2       0.98%    $ 54.9       1.53%
        Commercial Finance(1)                                          54.6       0.94%      55.0       1.12%
        Equipment Finance                                              41.8       1.33%      76.7       2.45%
        Capital Finance(1)                                             14.4       1.06%       7.1       0.49%
                                                                     ------                ------
          Total Commercial                                            146.0       1.05%     193.7       1.48%
        Specialty Finance - Consumer                                   36.9       1.88%      29.0       2.53%
                                                                     ------                ------
        Total                                                        $182.9       1.15%    $222.7       1.56%
                                                                     ======                ======



                                                                        June 30, 2004        March 31, 2004       June 30, 2003
                                                                        $           %         $           %         $           %
                                                                    ----------------------------------------------------------------
Finance Receivables Past Due 60 days or more - Owned as a
Percentage of Finance Receivables
        Specialty Finance - Commercial                               $185.7       2.50%    $185.8       2.60%    $  249.6      3.58%
        Commercial Finance(1)                                         107.4       0.96%     125.4       1.08%       187.5      1.83%
        Equipment Finance                                              95.9       1.53%     113.8       1.79%       253.0      4.21%
        Capital Finance(1)                                             18.2       0.69%      25.4       0.87%       107.9      3.90%
                                                                     ------                ------                --------
          Total Commercial                                            407.2       1.48%     450.4       1.60%       798.0      3.07%
        Specialty Finance - Consumer                                  163.3       3.86%     159.0       3.87%       128.1      5.26%
                                                                     ------                ------                --------
        Total                                                        $570.5       1.79%    $609.4       1.89%    $  926.1      3.26%
                                                                     ======                ======                ========

Non-performing Assets - Owned as a Percentage of
Finance Receivables(2)
        Specialty Finance - Commercial                               $ 93.4       1.26%    $102.3       1.43%    $  140.0      2.01%
        Commercial Finance(1)                                         116.1       1.03%     143.3       1.23%       208.4      2.04%
        Equipment Finance                                             173.6       2.76%     213.9       3.36%       337.8      5.62%
        Capital Finance(1)                                             13.2       0.50%      42.0       1.44%       116.0      4.19%
                                                                     ------                ------                --------
          Total Commercial                                            396.3       1.44%     501.5       1.79%       802.2      3.09%
        Specialty Finance - Consumer                                  165.9       3.92%     165.9       4.04%       139.0      5.70%
                                                                     ------                ------                --------
        Total                                                        $562.2       1.77%    $667.4       2.07%    $  941.2      3.31%
                                                                     ======                ======                ========

Finance Receivables Past Due 60 days or more -
Managed as a Percentage of Managed Financial Assets(3)
        Specialty Finance - Commercial                               $266.1       2.22%    $273.7       2.35%      $318.5      2.88%
        Commercial Finance(1)                                         107.4       0.96%     125.4       1.08%       187.5      1.83%
        Equipment Finance                                             168.1       1.79%     199.1       2.09%       395.5      3.94%
        Capital Finance(1)                                             18.2       0.66%      25.4       0.87%       107.9      3.90%
                                                                     ------                ------                --------
          Total Commercial                                            559.8       1.59%     623.6       1.74%     1,009.4      2.96%
        Specialty Finance - Consumer                                  309.0       4.74%     304.2       4.68%       268.4      4.55%
                                                                     ------                ------                --------
        Total                                                        $868.8       2.08%    $927.8       2.20%    $1,277.8      3.20%
                                                                     ======                ======                ========

Reserve for Credit Losses
        Reserve for credit losses as a percentage of
          finance receivables                                        $621.0       1.95%    $636.7       1.98%      $754.9      2.66%
        Reserve for credit losses as a percentage of
          finance receivables past due 60 days or more                           108.9%                104.5%                  81.5%
        Reserve for credit losses as a percentage of
          non-performing assets                                                  110.5%                 95.4%                  80.2%

(1) The data for Capital Finance includes the former Structured Finance except for the communications and media portfolios, which are reflected in Commercial Finance.

(2) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(3) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                  SELECTED DATA AND OWNED PORTFOLIO INFORMATION
                  (dollars in millions, except per share data)

Selected Data                                                                  Quarters Ended                  Six Months Ended
                                                             -------------------------------------------  --------------------------
                                                                June 30,      March 31,      June 30,       June 30,        June 30,
Profitability                                                     2004          2004           2003           2004            2003
                                                             -------------------------------------------  --------------------------
     Net finance margin as a percentage of AEA(1)                  3.99%          4.02%         3.73%          4.00%          3.63%
     Net finance margin after provision as a
       percentage of AEA                                           3.30%          3.09%         2.60%          3.19%          2.47%
     Salaries & general operating expenses as a
       percentage of AMA(2)                                        2.23%          2.15%         1.93%          2.19%          1.97%
     Efficiency ratio                                              42.3%          41.1%         40.1%          41.7%          40.9%
     Return on average tangible stockholders' equity               13.7%          15.1%         11.6%          14.4%          11.3%
     Return on AMA(2)                                              1.52%          1.64%         1.20%          1.58%          1.16%
     Return on AEA (by segment)
       Specialty Finance                                           2.43%          2.47%         2.07%          2.44%          1.91%
       Commercial Finance                                          3.47%          3.40%         3.25%          3.43%          3.24%
       Equipment Finance                                           1.06%          0.88%         0.46%          0.97%          0.53%
       Capital Finance(3)                                          1.36%          0.95%         0.77%          1.16%          0.75%
            Total Segments                                         2.14%          1.99%         1.70%          2.07%          1.65%
       Corporate, including certain charges                       (0.28)%         0.06%        (0.17)%        (0.12)%        (0.15)%
            Total                                                  1.86%          2.05%         1.53%          1.95%          1.50%
     See "Non-GAAP Disclosures" for additional
     information regarding profitablility comparisons

Securitization Volume
     Specialty Finance - Commercial                          $    475.5     $    963.3    $  1,201.0     $  1,438.8     $  1,610.3
     Equipment Finance                                            371.7          273.1         329.4          644.8          790.4
     Specialty Finance - Consumer                                    --             --         122.1             --          489.2
                                                             ----------     ----------    ----------     ----------     ----------
     Total                                                   $    847.2     $  1,236.4    $  1,652.5     $  2,083.6     $  2,889.9
                                                             ==========     ==========    ==========     ==========     ==========

Average Assets
     Average Finance Receivables (AFR)                       $ 32,115.0     $ 31,415.1    $ 28,766.5     $ 31,737.5     $ 28,505.9
     Average Earning Assets (AEA)                              37,992.8       36,865.1      35,700.0       37,499.1       35,194.8
     Average Managed Assets (AMA)(2)                           46,608.4       46,104.0      45,764.8       46,406.5       45,385.8
     Average Operating Leases (AOL)                             7,628.5        7,590.0       7,304.2        7,613.6        7,033.7
     Note: These averages are based on an ending
       4 or 7 month average

                                                                                     June 30,          March 31,          June 30,
                                                                                       2004              2004               2003
                                                                                    ------------------------------------------------
Capital & Leverage(4),(5)
     Tangible stockholders' equity to managed assets                                    10.89%             10.69%             10.50%
     Debt (net of overnight deposits) to tangible
       stockholders' equity(6)                                                           6.09x              6.15x              6.30x
     Tangible book value per share                                                  $   24.51          $   24.07          $   22.53

Owned Portfolio Information                                                          June 30,          March 31,          June 30,
                                                                                       2004              2004               2003
                                                                                    ------------------------------------------------
Liquidating Portfolios:
     Balance                                                                        $   814.2          $   874.0          $ 1,085.4
     Non-performing accounts                                                        $    90.9          $   101.2          $   143.1
     Past due 60+ days                                                              $    81.7          $    85.6          $   124.7

Telecommunications(7):
     Financing and leasing assets                                                   $   422.6          $   518.6          $   647.9
     Number of accounts                                                                    36                 42                 53
     Largest customer account balance                                               $    30.7          $    30.6          $    33.4
     Non-performing accounts                                                        $    48.5          $    65.7          $    94.2
     Number of accounts                                                                     7                  8                 10
     Past due 60+ days                                                              $     5.6          $    18.2          $    42.3
     CLEC exposure                                                                  $   159.0          $   191.3          $   224.3

Equity and Venture Capital Investments:
    Total investment balance                                                        $   190.9          $   251.8          $   325.4
    Direct investments                                                              $    35.8          $   100.6          $   169.1
    Number of companies                                                                    13                 47                 49
    Private equity funds                                                            $   155.1          $   151.2          $   156.3
    Number of funds                                                                        52                 52                 52
    Remaining fund and equity commitments                                           $   104.1          $   117.1          $   144.3

(1) For the quarters ended June 30,2004 and March 31, 2004 and for the six months ended June 30, 2004, dividends on preferred capital securities are reflected in interest expense (5 basis points impact) as a result of adopting FAS 150. The dividends for the quarter and six months ended June 30, 2003 are shown after-tax on the consolidated statement of income.

(2) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of finance receivables previously securitized and still managed by CIT.

(3) Returns on AEA for Capital Finance include the results of the former Structured Finance except for the results relating to the communications and media portfolio, which are reflected in Commercial Finance.

(4) Tangible stockholders' equity excludes goodwill and intangible assets. Prior period balances have been conformed to current period presentation.

(5) Tangible stockholders' equity excludes the impact of accounting changes for derivative financial instruments and unrealized gains and includes Preferred Capital Securities.

(6) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities.

(7) Telecommunications portfolio data consists of lending and leasing directly to the telecommunications sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

Total Aerospace Portfolio:              June 30,        March 31,       June 30,
Financing and leasing assets              2004            2004            2003
                                        --------        ---------       --------
  Commercial                            $4,933.3        $4,700.9        $4,479.2
  Regional                              $  309.2        $  291.7        $  316.9
Number of planes:
  Commercial                                 209             209             203
  Regional                                   124             119             122

                                                      June 30, 2004                March 31, 2004               June 30, 2003
                                                 ------------------------     ------------------------     ------------------------
Commercial Aerospace Portfolio:
By Region:                                       Net Investment    Number     Net Investment    Number     Net Investment    Number
                                                 --------------    ------     --------------    ------     --------------    ------
  Europe                                          $2,241.7             72      $1,994.8             66      $1,930.9             62
  North America (1)                                  930.4             68       1,001.7             72       1,060.9             76
  Asia Pacific                                     1,080.9             41       1,040.8             40         879.5             36
  Latin America                                      624.3             25         606.5             28         536.2             25
  Africa / Middle East                                56.0              3          57.1              3          71.7              4
                                                  --------         ------      --------         ------      --------         ------
  Total                                           $4,933.3            209      $4,700.9            209      $4,479.2            203
                                                  ========         ======      ========         ======      ========         ======

By Manufacturer:                                 Net Investment    Number     Net Investment    Number     Net Investment    Number
                                                 --------------    ------     --------------    ------     --------------    ------
  Boeing                                          $2,653.9            138      $2,577.0            140      $2,607.9            140
  Airbus                                           2,250.0             61       2,104.8             57       1,847.5             48
  Other                                               29.4             10          19.1             12          23.8             15
                                                  --------         ------      --------         ------      --------         ------
  Total                                           $4,933.3            209      $4,700.9            209      $4,479.2            203
                                                  ========         ======      ========         ======      ========         ======

By Body Type (2):                                Net Investment    Number     Net Investment    Number     Net Investment    Number
                                                 --------------    ------     --------------    ------     --------------    ------
  Narrow body                                     $3,673.3            163      $3,416.5            159      $3,218.7            152
  Intermediate                                       853.7             18         866.5             18         865.4             18
  Wide body                                          376.9             18         398.8             20         371.3             18
  Other                                               29.4             10          19.1             12          23.8             15
                                                  --------         ------      --------         ------      --------         ------
  Total                                           $4,933.3            209      $4,700.9            209      $4,479.2            203
                                                  ========         ======      ========         ======      ========         ======

Largest customer net investment                   $  316.9                     $  266.6                     $  292.5
Number of accounts                                      85                           85                           83
Weighted average age of fleet (years)                    7                            7                            7

                                                      June 30, 2004                March 31, 2004               June 30, 2003
                                                 ------------------------     ------------------------     ------------------------
New Aircraft Delivery Order Book
(dollars in billions)                                Amount        Number         Amount        Number         Amount        Number
                                                 --------------    ------     --------------    ------     --------------    ------
  For the Years Ending December 31,
    2003 (Remaining 2003)                                                                                   $    0.3              8
    2004 (Remaining 2004)                         $    0.4             10      $    0.7             17           0.8             16
    2005                                               0.9             18           0.9             18           1.2             27
    2006                                               1.0             20           1.0             20           0.9             16
    2007                                               0.3              5           0.3              5           0.1              1
                                                  --------         ------      --------         ------      --------         ------
    Total                                         $    2.6             53      $    2.9             60      $    3.3             68
                                                  ========         ======      ========         ======      ========         ======

The order amounts exclude CIT's option to purchase additional planes. Contractual maturities, sales and other dispositions, as well as depreciation expense, are expected to largely offset the new deliveries. At June 30, 2004, all of the 2004 deliveries were placed.

(1) Comprised of net investments in the U.S. and Canada of $745.7 million (62 aircraft) and $184.7 million (6 aircraft) at June 30, 2004, $781.2 million (65 aircraft) and $220.5 million (7 aircraft) at March 31, 2004, and $871.6 million (70 aircraft) and $189.3 million (6 aircraft) at June 30, 2003, respectively.

(2) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                                         June 30, 2004        March 31, 2004        June 30, 2003
                                                                         -------------        --------------        -------------
Managed assets (1):
Finance receivables                                                        $ 31,828.6           $ 32,187.4           $ 28,413.6
Operating lease equipment, net                                                7,838.8              7,576.2              7,560.0
Finance receivables held for sale                                             1,595.2              1,006.2              1,210.0
Equity and venture capital
  investments (included in other assets)                                        190.9                251.8                325.4
                                                                           ----------           ----------           ----------
Total financing and leasing
  portfolio assets                                                           41,453.5             41,021.6             37,509.0
     Securitized assets                                                       8,401.0              9,067.0             10,356.5
                                                                           ----------           ----------           ----------
     Managed Assets                                                        $ 49,854.5           $ 50,088.6           $ 47,865.5
                                                                           ==========           ==========           ==========

Earning assets (2):
Total financing and leasing portfolio assets                               $ 41,453.5           $ 41,021.6           $ 37,509.0
     Credit balances of factoring clients                                    (3,292.1)            (3,619.4)            (2,471.6)
                                                                           ----------           ----------           ----------
Earning assets                                                             $ 38,161.4           $ 37,402.2           $ 35,037.4
                                                                           ==========           ==========           ==========

Tangible equity (3):
Total equity                                                               $  5,691.8           $  5,492.7           $  5,057.6
     Other comprehensive loss relating to
       derivative financial instruments                                           8.1                102.9                122.1
     Unrealized gain on securitization investments                               (6.8)               (11.3)                (7.9)
     Goodwill and intangible assets                                            (516.4)              (485.5)              (404.1)
                                                                           ----------           ----------           ----------
Tangible common equity                                                        5,176.7              5,098.8              4,767.7
     Preferred capital securities                                               254.6                255.1                256.4
                                                                           ----------           ----------           ----------
Tangible equity                                                            $  5,431.3           $  5,353.9           $  5,024.1
                                                                           ==========           ==========           ==========

Debt, net of overnight deposits (4):
Total debt                                                                 $ 34,686.9           $ 34,075.8           $ 32,430.8
     Overnight deposits                                                      (1,347.4)              (884.0)              (781.3)
     Preferred capital securities                                              (254.6)              (255.1)                  --
                                                                           ----------           ----------           ----------
Debt, net of overnight deposits                                            $ 33,084.9           $ 32,936.7           $ 31,649.5
                                                                           ==========           ==========           ==========

Earnings per share, excluding certain items(5)
GAAP Earnings per share                                                    $     0.82           $     0.88           $     0.65
     Gain on debt redemption                                                       --                (0.12)                  --
     (Gain)/loss on venture capital investments                                 (0.01)                  --                 0.03
                                                                           ----------           ----------           ----------
Adjusted earnings per share                                                $     0.81           $     0.76           $     0.68
                                                                           ==========           ==========           ==========

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3) Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.

5) The diluted EPS related to the items listed are shown separately, as the items are not indicative of our on-going operations.